March 31, 2017

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES 2016 RESULTS

Company Reports Net Income of $421,000 Compared to

Loss of $643,000 in Prior Year

Cranford, New Jersey -- March 31, 2017 -- TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the fiscal year ended December 31, 2016 today.

Net sales for the fiscal year ended December 31, 2016 were approximately $14.47 million, an increase of approximately $709,000, or 5%, from net sales of $13.76 million for the fiscal year ended January 2, 2016. The increase in sales was primarily due to the increase in sales of the Company’s soy-cheese product line. The Company’s gross profit in the year ended December 31, 2016 increased by $993,000 to $4,591,000, and its gross profit percentage increased to 32% from 26% for the year ended January 2, 2016. The gross profit percentage was positively impacted by the implementation of price increases and the elimination of various sales promotion programs in 2016. In fiscal 2016, the Company had net income of $421,000 ($0.08 per share) compared to a net loss of $643,000 ($0.12 per share) in fiscal 2015.

As of December 31, 2016, the Company had approximately $132,000 in cash and cash equivalents and working capital of $2,949,000 compared with $55,000 in cash and cash equivalents and working capital of $2,003,000 at January 2, 2016. In January 2016, the Company obtained a $500,000 loan from David Mintz, Chairman and CEO of the Company, which provided the Company with additional working capital.

“I am pleased to report that in fiscal 2016 we were successful in returning to profitable operations and our revenues increased after two years of declining sales. We continue to see new opportunities for our soy-cheese product line, which is a category leader. We intend to capitalize on our strong soy-cheese sales with the introduction of a new line of vegan dips and shredded cheddar and mozzarella soy cheeses in the third quarter of 2017. The introduction of these new products and the realization of price increases that were instituted in the last year are expected to maintain our margins in 2017. With the assistance of BDA Advisers, Inc. we are continuing to review our strategic alternatives in order to enhance shareholder value. This review may result in the Company’s continuing to pursue value-enhancing initiatives as a standalone company or a possible sale or other form of business combination,” concluded David Mintz, the Chairman and Chief Executive Officer of Tofutti Brands.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products. The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars. Tofutti also has a growing array of prepared foods including Pizza Pizzaz® and Mintz’s Blintzes®, all made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Statements of Operations
(in thousands, except per share figures)

	Fiscal year ended December 31, 2016	Fiscal year ended January 2, 2016

Net sales	$14,473	$13,764
Cost of sales	9,882	10,166
Gross profit	4,591	3,598
Operating expenses	4,116	4,318
Income (loss) from operations	475	(720)
Interest expense-related party	25	--
Interest expense-other	1	1
Income (loss) before provision for income tax	449	(721)
Income tax expense (benefit)	28	(78)
Net income (loss)	$421	$(643)
Weighted average common shares outstanding: Basic and diluted	5,154	5,154
Net income (loss) per common share: Basic and diluted	$0.08	$(0.12)

TOFUTTI BRANDS INC.

Balance Sheets
(in thousands, except per share figures)

	December 31, 2016	January 2, 2016
Assets
Current assets:
Cash and cash equivalents	$132	$55
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $370 and $316, respectively	2,626	1,783
Inventories	1,565	1,473
Prepaid expenses	66	74
Deferred costs	100	101
Total current assets	4,489	3,486

Fixed assets (net of accumulated depreciation of $14 and $8, respectively)	15	21

Other assets	16	16
	$4,520	$3,523

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable-current	$6	$5
Accounts payable	1,148	1,117
Accrued expenses	278	248
Deferred revenue	108	113
Total current liabilities	1,540	1,483

Convertible note payable-long term-related party	500	--
Note payable-long term	10	16
Total liabilities	2,050	1,499

Commitments and contingencies

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	--	--
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at December 31, 2016 and January 2, 2016	52	52
Additional paid-in capital	138	113
Retained earnings	2,280	1,859
Total stockholders’ equity	2,470	2,024
Total liabilities and stockholders’ equity	$4,520	$3,523